f4tie100616contran1.txt

Exhibit 99.1

Description of the Transactions

 On June 16, 2010, Contran Corporation ("Contran") made a capital contribution of 1,000,000 shares (the "Shares") of the of the issuer's common stock, par value $0.01 per share, to COAM Company, a general partnership

("COAM") of which Contran is a general partner and the managing partner.

The only other partners of COAM are Valhi, Inc. ("Valhi") and Southwest

Louisiana Land LLC ("Southwest"), both of which are general partners of COAM.

Contran indirectly holds through its subsidiaries 93.2% of the outstanding common stock of Valhi.  See Exhibit 99.2 for a more detailed description of the relationship of Valhi to Contran.  Contran is the sole member of Southwest.

Neither Southwest nor Valhi, directly or indirectly, own over 10% of the issuer's outstanding common stock either before or after the contribution of the

Shares.  In reliance on Rule 16a-13, Contran's direct disposition and indirect acquisition of the Shares is exempt since the transaction effected only a change in the form of beneficial ownership without changing Contran's pecuniary interest in the Shares.  Additionally, Contran's direct disposition of the

Shares lacked the elements necessary for a sale due to the fact that the disposition was a capital contribution to COAM and Contran received no cash consideration as a result of the contribution.

 On the same day COAM received the Shares, COAM transferred in a private transaction  200,000 of the Shares to The University of Texas Southwestern

Medical Center at Dallas ("UTSMCD") in partial satisfaction of certain of COAM's payment obligations under certain sponsored research agreements COAM has with

UTSMCD.  Additionally, on June 18, 2010 COAM transferred in a private transaction 100,000 of the Shares to UTSMCD in partial satisfaction of such payment obligations.  Under the sponsored research agreements, COAM agreed to make certain payments to UTSMCD in order to sponsor the research and development work performed under the terms of the agreements in exchange for, among other things, an option to obtain a worldwide, royalty-bearing exclusive license to any invention or technology resulting from the research and development work.